PARACELSIAN ANNOUNCES BOARD RESIGNATIONS AND INVESTMENT


ITHACA, N.Y., Jan.14 /PRNewswire/ -- Paracelsian, Inc. (Nasdaq: PRLN - NEWS) announced today that it has signed an agreement with Biomar International, Inc., that provides Paracelsian with financing of up to $1.2 million. Biomar is making an initial investment of $500,000, with an option to invest an additional $520,000.

Under the  terms of the  agreement  signed  today,  all  existing  Directors  of
Paracelsian have resigned. Six of the seven resignations are effective immediately. T. Nelson Campbell, Chairman of Biomar, has been appointed to the Board of Paracelsian, effective immediately.

In compliance with SEC regulations, the resignation of the remaining members of the old Board of Paracelsian becomes effective with the appointment of a new slate of Directors selected by Biomar. Announcement of the new Directors is expected within a few days. Their appointments will become effective 10 days after shareholder notification.

Prior to their resignations, Paracelsian's Board of Directors approved an agreement with Keith A. Rhodes, the Company's former President and Chief Executive Officer, resulting in the return of his 705,000 shares of common stock to the Company. The Board also agreed to forgive a loan extended to Mr. Rhodes for the purchase of the shares.

"The first step to restoring shareholder value is to rebuild Paracelsian's credibility with the investment community," said Timothy J. Smith, Biomar's President and Chief Executive Officer. "Because we recognize that this can only happen with a clean slate, we made this a condition of our investment. In addition to establishing new initiatives, the new Board will focus on implementing those ideas that stimulated so much earlier investor interest."

Biomar International, in Chapel Hill, North Carolina, is developing statistical algorithms that utilize information on blood and urine based biomarkers to assess individual health and status and to predict the onset of chronic degenerative diseases. Biomar's technology -- being developed from a longitudinal study in China -- is expected to provide a more powerful tool for assessing the efficacy of medical interventions, including the use of nutrition and natural products.

Paracelsian is a company engaged in the discovery and characterization of uniquely beneficial constituents of herbs and other botanicals for use in the natural products and pharmaceutical industries. Its core technology consists of immuno-based and cell-based signal transduction assays.